Exhibit 99.1

THE CYPRESS GROUP COMPLETES ACQUISITION OF
COMMUNICATIONS & POWER INDUSTRIES, INC.

Palo Alto, CA and New York, NY, January 26, 2004 – The Cypress Group, the New York-based private equity firm, announced today that it has completed its previously announced acquisition of Communications & Power Industries, Inc. (CPI) in a transaction valued at approximately $300 million.

CPI is the nation’s leading provider of vacuum electron devices (VEDs), satellite communications amplifiers, medical imaging generators, and other related equipment for defense and commercial applications. As part of the Cypress transaction, members of CPI management retained a significant equity stake in the Company.

“As one of the world’s foremost designers and manufacturers of highly specialized microwave and radio frequency products, CPI is a leader in a unique market niche,” said Michael F. Finley, Managing Director of The Cypress Group. “We look forward to working with the CPI management team to build on the Company’s long and successful track record of innovation and product excellence.”

“We are delighted to have completed this transaction, and look forward to our partnership with Cypress as we chart the next chapter of growth for CPI,” said Joe Caldarelli, Chief Executive Officer of CPI.

UBS Investment Bank, Bear, Stearns & Co. and Wachovia Securities provided the senior debt financing for the transaction.

Communications & Power Industries, Inc. is a world leader in the development, manufacture and distribution of components for systems used to generate, amplify and transmit high-power/ high-frequency microwave and radio frequency signals. End-use applications of these systems include the transmission of radar signals for navigation and location; transmission of false signals for electronic countermeasures; transmission and amplification of voice, data and video signals for broadcasting, internet and telecommunications; and various other uses in the industrial, medical and scientific markets.

Exhibit 99.1	2

The Cypress Group L.L.C. manages two private equity funds with more than $3.5 billion in commitments. Cypress invests in privately negotiated transactions, targeting operating businesses and investing with management to foster continued growth. Investments made by Cypress include Cinemark, Inc.; AMTROL, Inc.; Williams Scotsman, Inc.; WESCO International, Inc.; ClubCorp, Inc.; Danka Business Systems PLC; MedPointe Inc.; Montpelier Re Holdings Ltd.; Republic National Cabinet Corp.; Catlin Group Ltd.; The Meow Mix Company; and Financial Guaranty Insurance Company (FGIC).

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